                                 Exhibit 99.1

SKILLED HEALTHCARE GROUP REPORTS THIRD QUARTER 2011 ADJUSTED EPS OF $0.32

FOOTHILL RANCH, Calif. - October 31, 2011 - Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its consolidated financial operating results for the three- and nine-month period ended September 30, 2011.

"Once again the remarkable teams at our operating and administrative service companies have done an outstanding job of focusing on high quality patient care. For the third straight year of our participation in the American Healthcare Association's National Quality Awards, our operating companies have attained 13 additional Bronze and two more Silver quality awards bringing our total quality award count to 74,” noted Boyd Hendrickson, Chairman and Chief Executive Officer of Skilled Healthcare Group, Inc. “I am also pleased to report that our consolidated cash flows from operations for the nine months ended September 30, 2011 were an impressive $66.2 million. This has enabled us to deleverage by $27.8 million, spend $25.1 million in acquisitions and other capital expenditures, and increase cash by $12.3 million when compared to the end of 2010,"

Mr. Hendrickson continued, "Furthering our stated objective to diversify the revenue sources in our Company, we are delighted to welcome Cornerstone Hospice to the Skilled Healthcare family. We closed this transaction last week and it complements our existing hospice business in both the Southern California and Phoenix, Arizona areas."

Third Quarter 2011 Results
Revenue for the quarter ended September 30, 2011 was $217.2 million, an increase of 3.8 percent when compared to $209.2 million in the third quarter of 2010. Skilled Mix1 increased 10 basis points to 22.7 percent in the third quarter of 2011 from 22.6 percent in the third quarter of 2010. Quality mix2 in the third quarter of 2011 increased 230 basis points to 70.8 percent, compared to 68.5 percent in the prior year period.

Adjusted EBITDA3 was $33.9 million, or 15.6 percent of revenue, for the quarter ended September 30, 2011, an increase of 10.8 percent compared to $30.6 million, or 14.6 percent of revenue, in the same period a year ago. Adjusted EBITDAR4 was $38.3 million, or 17.6 percent of revenue, for the quarter ended September 30, 2011, up 8.2 percent compared to $35.4 million, or 16.9 percent of revenue, for the quarter ended September 30, 2010.

Adjusted net income5 for the quarter ended September 30, 2011, which excludes the reconciling described in the Adjusted Net Income Reconciliation table below, totaled $11.9 million, up 26.6 percent compared to the adjusted net income of $9.4 million for the third quarter of 2010.

Adjusted net income per diluted share, which excludes the reconciling items described in the Adjusted Net Income Reconciliation table below, was $0.32 for the quarter ended September 30, 2011, up 28.0 percent compared to adjusted net income per diluted share of $0.25 for the same period in 2010.

Net loss for the three-months ended September 30, 2011, including the reconciling items described in the Adjusted Net Income Reconciliation table below, was $232.6 million, or $6.26 per share, as compared to net loss of $25.3 million, or $0.68 per share, for the same period of 2010. The net loss for the three months ended September 30, 2011 included a non-cash goodwill and intangible asset impairment charge of $270.5 million.

Long-Term Care Services Segment
Revenue for our long-term care services segment in the quarter ended September 30, 2011 was $172.5 million and remained consistent compared to the same period a year ago. Revenue for this segment represented 79.4 percent of total revenue in the third quarter of 2011, compared to 82.5 percent of total revenue in the third quarter of 2010.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $23.2 million for the quarter ended September 30, 2011, an increase of $4.0 million compared to the same period a year ago. Third-party rehabilitation therapy accounted for 10.7 percent of total revenue in the third quarter of 2011, compared to 9.2 percent of total revenue in the third quarter of 2010.

Hospice and Home Health Care Services Segment
Revenue for Signature Hospice and Home Health Care, our hospice and home health care services segment, was $21.5 million in the third quarter of 2011, compared to $17.4 million in the third quarter of 2010. Average daily hospice census grew to 1,131 for the three-months ended September 30, 2011 from 943 for the three-months ended September 30, 2010, an increase of 19.9 percent. Signature's revenue represented 9.9 percent of total revenue in the third quarter of 2011, compared to 8.3 percent of total revenue in the third quarter of 2010.

Year-to-Date 2011 Results
Revenue for the nine-months ended September 30, 2011 was $655.3 million, an increase of 9.3 percent when compared to $599.5 million for the nine-months ended September 30, 2010. Skilled Mix increased 80 basis points to 23.6 percent in the first nine months of 2011 from 22.8 percent in the first nine months of 2010. Quality mix in the first nine months of 2011 increased 320 basis points to 71.2 percent, compared to 68.0 percent in the prior year period.

Adjusted EBITDA was $104.6 million, or 16.0 percent of revenue, for the nine-months ended September 30, 2011, an increase of 20.0 percent compared to $87.2 million, or 14.6 percent of revenue, in the same period a year ago. Adjusted EBITDAR was $118.1 million, or 18.0 percent of revenue, for the nine-months ended September 30, 2011, up 16.5 percent from $101.4 million, or 16.9 percent of revenue, for the nine-months ended September 30, 2010.

Adjusted net income for the nine-months ended September 30, 2011, which excludes the reconciling items described in the Adjusted Net Income Reconciliation table below, totaled $35.8 million, up 31.1 percent compared to the adjusted net income of $27.3 million for the first nine months of 2010.

Adjusted net income per share, excluding the reconciling items described in the Adjusted Net Income Reconciliation table below, were $0.96 for the nine-months ended September 30, 2011, up 31.5 percent from $0.73 for the same period in 2010.

Net loss for the nine-months ended September 30, 2011, including the reconciling items described in the Adjusted Net Income Reconciliation tables below, was $210.2 million, or $5.66 per share, as compared to a net loss of $11.9 million, or $0.32 per share, in the same period of 2010.

Long-Term Care Services Segment
Revenue for our long-term care services segment in the nine-months ended September 30, 2011, was $527.8 million, an increase of $16.0 million, or 3.1 percent, compared to the same period a year ago. Revenue for this segment represented 80.6 percent of total revenue in the first nine months of 2011, compared to 85.2 percent of total revenue in the first nine months of 2010.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $69.1 million for the nine-months ended September 30, 2011, an increase of $14.5 million compared to the same period a year ago. Third-party rehabilitation therapy accounted for 10.6 percent of total revenue in the first nine months of 2011, compared to 9.1 percent of total revenue in the first nine months of 2010.

Hospice and Home Health Care Services Segment
Revenue for Signature Hospice and Home Health Care, our hospice and home health care services segment, was $58.4 million in the first nine months of 2011, compared to $33.0 million in the first nine months of 2010. Average daily hospice census grew to 1,070 for the nine-months ended September 30, 2011 from 621 for the nine-months ended September 30, 2010, an increase of 72.3 percent. Five of our hospice businesses were acquired May 1, 2010, and their census is reflected in five months of the nine-months ended September 30, 2010. Signature's revenue represented 8.9 percent of total revenue in the first nine months of 2011, compared to 5.7 percent of total revenue in the first nine months of 2010.

2011 Guidance
Skilled Healthcare Group announced that there is no change to its guidance released on September 8, 2011, other than a reduction in its anticipated 2011 capital expenditures to a range of $15 million to $18 million.

Conference Call
A conference call and webcast will be held tomorrow, Tuesday, November 1st, at 9:00 a.m. Pacific Time (12:00 noon Eastern Time) to discuss Skilled Healthcare Group's consolidated financial results for the third quarter of 2011 and its outlook for the future.

To participate in the call, interested parties may dial (800) 847-9525 and reference passcode 20358026. Alternatively, interested parties may access the call in listen-only mode at www.skilledhealthcaregroup.com. A replay of the conference call will be available after 12:00 noon Pacific Time at www.skilledhealthcaregroup.com.

About Skilled Healthcare Group, Inc.
Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $876 million and approximately 14,200 employees as of September 30, 2011. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the "Company," operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nebraska, Nevada, New Mexico and Texas, including 74 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 23 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Nevada, Montana and New Mexico. The Company leases 5 skilled nursing facilities in California to an unaffiliated third party operator. References made in this release to "Skilled Healthcare," "the Company," "we," "us" and "our" refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at www.skilledhealthcaregroup.com.

Footnotes

(1)
Skilled mix represents the number of Medicare and non-Medicaid managed care patient days at Skilled Healthcare Group's skilled nursing facilities divided by the total number of patient days at Skilled Healthcare Group's skilled nursing facilities for any given period.

(2)	Quality mix represents non-Medicaid revenue as a percentage of total revenue.

(3)
Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP adjustments to net income that are reflected in the Reconciliation of Net Loss to EBITDA, Adjusted EBITDA and Adjusted EBITDAR in this press release. EBITDA is net income before depreciation, amortization and interest expense (net of interest income) and the benefit from income taxes. EBITDAR is EBITDA excluding facility rent expense.

(4)	Adjusted EBITDAR is Adjusted EBITDA excluding facility rent expense as reflected in the Reconciliation of Net Loss to EBITDA, Adjusted EBITDA and Adjusted EBITDAR table in this press release.

(5)	Adjusted net income reflects the non-GAAP adjustments to net loss that are reflected in the Adjusted Net Income Reconciliation table in this press release.

Forward-Looking Statements
This release includes "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Net patient service revenue	216,409	209,199	653,788	599,489
Lease facility revenue	746	—	1,492	—
	217,155	209,199	655,280	599,489
Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization show below)	173,548	168,579	520,258	482,291
Rent cost of revenue	4,413	4,796	13,530	14,209
General and administrative	5,423	6,016	19,553	18,479
Litigation settlement costs, (net of recoveries)	(4,488)	53,505	(4,488)	53,505
Depreciation and amortization	6,459	6,305	19,036	18,241
Impairment of long-lived assets	270,478	—	270,478	—
	455,833	239,201	838,367	586,725

Other income (expenses):
Interest expense	(9,711)	(10,086)	(29,319)	(26,535)
Interest income	170	260	553	684
Other (expense) income	(123)	9	(477)	588
Equity in earnings of joint venture	472	746	1,583	2,221
Debt retirement costs	—	—	—	(7,010)
Total other income (expenses), net	(9,192)	(9,071)	(27,660)	(30,052)
Loss before provision for income taxes	(247,870)	(39,073)	(210,747)	(17,288)
Benefit from income taxes	(15,259)	(13,766)	(551)	(5,406)
Net loss	$(232,611)	$(25,307)	$(210,196)	$(11,882)

Loss per share, basic and diluted	$(6.26)	$(0.68)	$(5.66)	$(0.32)
Weighted-average common shares outstanding, basic and diluted	37,164	36,997	37,133	36,981

Skilled Healthcare Group, Inc.
Condensed Consolidated Balance Sheet and Cash Flow Data
(In thousands)
(Unaudited)

	September 30, 2011	December 31, 2010
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$16,442	$4,192
Other current assets	132,845	144,633
Property and equipment, net	387,159	387,322
Goodwill	72,847	332,724
Other assets	84,595	75,419
Total assets	$693,888	$944,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt	$85,315	$90,298
Current portion of long-term debt	6,287	5,742
Other long-term liabilities	47,345	56,449
Long-term debt, less current portion	485,847	514,221
Stockholders’ equity	69,094	277,580
Total liabilities and stockholders’ equity	$693,888	$944,290

	Nine Months Ended September 30,
	2011	2010
Cash Flows from Continuing Operations
Net cash provided by operating activities	$66,191	$4,222
Net cash used in investing activities	(24,713)	(68,541)
Net cash (used in) provided by financing activities	(29,228)	63,991
Increase (decrease) in cash and cash equivalents	12,250	(328)
Cash and cash equivalents at beginning of period	4,192	3,528
Cash and cash equivalents at end of period	$16,442	$3,200

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)

The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Occupancy statistics (skilled nursing
facilities):
Available beds in service at end of period	8,814	9,378	8,814	9,378
Available patient days	810,670	855,522	2,438,072	2,528,567
Actual patient days	672,636	709,792	2,025,664	2,108,941
Occupancy percentage	83.0%	83.0%	83.1%	83.4%
Skilled mix	22.7%	22.6%	23.6%	22.8%
Average daily number of patients	7,311	7,715	7,420	7,725

Hospice average daily census	1,131	943	1,070	621
Home health episodic-based admissions	1,665	948	3,516	1,562
Home health episodic-based recertifications	264	148	563	285

EBITDA (in thousands)	$(231,870)	$(22,942)	$(162,945)	$26,804
Adjusted EBITDA (in thousands)	$33,855	$30,563	$104,608	$87,240
Adjusted EBITDA margin	15.6%	14.6%	16.0%	14.6%
Adjusted EBITDAR (in thousands)	$38,268	$35,359	$118,138	$101,449
Adjusted EBITDAR margin	17.6%	16.9%	18.0%	16.9%

Revenue per patient day (skilled nursing
facilities prior to intercompany eliminations)
LTC only Medicare (Part A)	$572	$498	$574	$497
Medicare blended rate (Part A & B)	636	566	633	560
Managed care	389	374	388	377
Medicaid	153	151	154	149
Private and other	175	168	177	169
Weighted-average for all	$246	$234	$251	$234

Revenue from (total company):
Medicare	37.0%	37.6%	38.4%	36.5%
Managed care, private pay, and other	33.8	30.9	32.8	31.5
Quality mix	70.8	68.5	71.2	68.0
Medicaid	29.2	31.5	28.8	32.0
Total	100.0%	100.0%	100.0%	100.0%

Skilled Healthcare Group, Inc. Facility Ownership
(Unaudited)

	As of September 30,
	2011	2010
Facilities:
Skilled nursing facilities operated:
Owned	52	55
Leased	22	24
Total skilled nursing facilities operated	74	79
Total licensed beds	9,180	9,812
Skilled nursing facilities leased to unaffiliated third party operator	5	—
Assisted living facilities
Owned	21	20
Leased	2	2
Total assisted living facilities	23	22
Total licensed beds	1,312	1,264
Total facilities	102	101
Percentage owned facilities	76.5%	74.3%

Skilled Healthcare Group, Inc.
Reconciliation of Net Loss to EBITDA, Adjusted EBITDA and Adjusted EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net Loss	$(232,611)	$(25,307)	$(210,196)	$(11,882)
Interest expense, net of interest income	9,541	9,826	28,766	25,851
Benefit from income taxes	(15,259)	(13,766)	(551)	(5,406)
Depreciation and amortization expense	6,459	6,305	19,036	18,241
EBITDA	(231,870)	(22,942)	(162,945)	26,804
Other expense (income)	(265)	—	27	(479)
Impairment of long-lived assets	270,478	—	270,478	—
Litigation settlement cost, net of recoveries	(4,488)	53,505	(4,488)	53,505
Expenses related to the exploration of strategic alternatives	—	—	716	—
Exit costs related to Northern California divestiture	—	—	820	—
Debt retirement costs	—	—	—	7,010
Acquisition costs	—	—	—	400
Adjusted EBITDA	33,855	30,563	104,608	87,240
Rent cost of revenue	4,413	4,796	13,530	14,209
Adjusted EBITDAR	$38,268	$35,359	$118,138	$101,449

Skilled Healthcare Group, Inc.
Adjusted Net Income Reconciliation
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Loss from continuing operations	$(247,870)	$(39,073)	$(210,747)	$(17,288)
Other (expense) income	(265)	—	27	(479)
Impairment of long-lived assets	270,478	—	270,478	—
Litigation settlement cost, net of recoveries	(4,488)	53,505	(4,488)	53,505
Expenses related to the exploration of strategic alternatives	—	—	716	—
Exit costs related to Northern California divestiture	—	—	820	—
Debt retirement costs	—	—	—	7,010
Acquisition costs	—	—	—	400
Adjusted income before provision for income taxes	17,855	14,432	56,806	43,148
Provision for income taxes	5,915	4,989	21,352	15,882
Add back tax credit valuation allowance related to Northern California divestiture	—	—	(388)	—
Adjusted net income	$11,940	$9,443	$35,842	$27,266

Weighted-average common shares outstanding, basic	37,164	36,997	37,133	36,981
Weighted-average common shares outstanding, diluted	37,294	37,063	37,329	37,097
Adjusted net income per share, diluted	$0.32	$0.25	$0.96	$0.73
Effective tax rate	33.1%	34.6%	37.6%	36.8%

We believe that a report of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, analyzing year-over-year trends as described below and to compare our operating performance to that of our competitors.

Management uses adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on a consolidated and segment level. Segment management uses these metrics to measure performance on a facility-by-facility level. We typically use adjusted net income per share, Adjusted EBITDA and Adjusted EBITDAR for these purposes on a consolidated basis as the adjustments to adjusted net income per share, EBITDA and EBITDAR are not generally allocable to any individual business unit and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments. EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense (net of interest income), income taxes, depreciation and amortization expense, rent cost of revenue (in the case of EBITDAR and Adjusted EBITDAR) and special charges, which may vary from business unit to business unit and period-

to-period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides a meaningful and consistent comparison of our underlying businesses and facilities between periods by eliminating certain items required by U.S. GAAP which have little or no significance to their day-to-day operations.

Investor Contact:
Skilled Healthcare Group, Inc.
Dev Ghose or Chris Felfe
(949) 282-5800